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EXHIBIT 23.3

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
A.N.N. Automation, Inc.

We consent to the use of our report dated March 23, 2001, except as to note 13(d) which is as of April 13, 2001, relating to the financial statements of A.N.N. Automation, Inc. (formerly Newsmaker Systems, Inc.) included herein and to the reference to our firm under the heading "Experts" in the Registration Statement.

Our report dated March 23, 2001, except as to note 13(d) which is as of April 13, 2001, contains an explanatory paragraph that states that A.N.N. Automation, Inc. (formerly Newsmaker Systems, Inc.) has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. The financial statements do no include any adjustments that might result from the outcome of that uncertainty.

        /s/ KPMG LLP

Seattle, Washington
May 2, 2001

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CONSENT OF KPMG LLP, INDEPENDENT AUDITORS